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                                                                      Exhibit 8a


                  MUNICIPAL FUND FOR CALIFORNIA INVESTORS, INC.
                            ADMINISTRATION AGREEMENT


         AGREEMENT dated as of January 18, 1993 between MUNICIPAL FUND FOR CALIFORNIA INVESTORS, INC., a Maryland corporation (the "Company"), PROVIDENT FINANCIAL PROCESSING CORPORATION, a Delaware corporation, and MFD Group, Inc. ("MFD"), a Delaware corporation (collectively, the "Administrators").

         WHEREAS, the Company is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Company desires to retain the Administrators to provide, as co-administrators, certain administration services for each class and subclass of the Company's investment portfolios (individually, a "Fund," collectively, the "Funds") as listed on Appendix A (as such Appendix may, from time to time, be supplemented (or amended)) and the Administrators are willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, it is agreed between the parties hereto as follows:

         1. APPOINTMENT OF ADMINISTRATORS. The Company hereby appoints each of the Administrators jointly to provide administration services to each class and subclass of shares in each of the Company's Funds on the terms and for the period set forth in this Agreement. The Administrators accept such appointment and agree to perform the services and duties set forth in Section 3 below in return for the compensation provided in Section 5 below. In the event that the Company establishes additional classes or investment portfolios other than the Funds listed on Appendix A with respect to which it desires to retain the Administrators to act as co-administrators hereunder, the Company shall notify the Administrators, whereupon such Appendix A shall be supplemented (or amended) and such portfolio shall become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds (except to the extent that said provisions, including the compensation payable on behalf of such new Fund, may be modified in writing by the Company and Administrators at the time).

         2. DELIVERY OF DOCUMENTS. The Company has furnished each of the Administrators with copies, properly certified or authenticated, of each of the following documents and will deliver to it all future amendments and supplements, if any:
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              a.   The Company's Articles of Incorporation, filed with the
Secretary of State of Maryland on September 20, 1982, as amended (the
"Charter");

              b.   The Company's By-Laws, as amended and supplemented
("By-Laws");

              c. Resolutions of the Company's Board of Directors authorizing the execution and delivery of this Agreement;

              d. The Company's most recent amendment to its Registration Statement under the Securities Act of 1933, as amended, and under the 1940 Act on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") on May 28, 1992 relating to its Funds (the Registration Statement, as presently in effect and as amended or supplemented from time to time, is herein called the "Registration Statement");

              e. The Company's most recent Prospectuses and Statement of Additional Information and all amendments and supplements thereto (such Prospectuses and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time amended and supplemented, are herein called the "Prospectuses"): and

              f. The Company's amended and restated Non-12b-1 Shareholder Services Plan, adopted June 21, 1988 and related amended and restated Servicing Agreement amended and restated 12b-1 Services Plan adopted May 28, 1985 and related amended and restated form of Broker/Dealer Servicing Agreement.

         3. SERVICES AND DUTIES. The Administrators enter into the following covenants jointly and severally with respect to their services and duties:

              a. Subject to the supervision and control of the Company's Board of Directors, the Administrators shall assist in supervising all aspects of the Funds' operations, other than those investment advisory and accounting functions which are to be performed by the Company's investment adviser pursuant to the Advisory Agreement and those advisory and other services to be performed by any sub-adviser or the custodian pursuant to the Company's Sub-Advisory Agreement and Custodian Agreement, as amended from time to time, services to be performed by the distributor pursuant to the Company's Distribution Agreement and the transfer agent pursuant to the Company's Transfer Agency Agreement, as amended from time to time. In this regard, the Administrators' responsibilities include:

                   (1) Providing personnel and supervising a facility in Wilmington, Delaware (or in such other location as



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the Company shall reasonably request) to receive purchase and redemption orders via the Company's toll-free in-WATS telephone lines and transmitting such requests to the Company's transfer agent as promptly as practicable;

                   (2) Providing for the preparing, supervising and mailing of confirmations for all purchase and redemption orders to shareholders of record;

                   (3) Providing and supervising the operation of an automated data processing system to process purchase and redemption orders (the Administrators assume responsibility for the accuracy of the data transmitted for processing or storage);

                   (4) Maintaining a procedure external to the transfer agent's system to reconstruct lost purchase and redemption data;

                   (5) Providing daily information and distributing written communications concerning the Funds to their shareholders of record; handling shareholder problems and calls; distributing weekly dividend letters and monthly listings of each money market Fund's portfolio securities to all its shareholders of record; and, at a shareholder's request, dividend letters and monthly listings of each non-money market Fund's portfolio securities;

                   (6) Supervising the services of individuals ("shareholder representatives") provided by MFD whose principal responsibility and function shall be to preserve and strengthen the Company's relationships with its shareholders;

                   (7) Administering all activities concerning the installation, maintenance, monitoring and inventory control of micro-computer equipment that may be leased (on lease terms authorized by the Company) by the Administrators and placed in the offices of certain shareholders of the Company to facilitate shareholder access to the Company and related shareholder services (herein called the "Computer Access Program"). The Administrators shall provide the directors of the Company with such reports, statistics and other information as they may from time to time reasonably request in order to evaluate the Computer Access Program administered by the Administrators pursuant to this
Section 3(a)(7) and the Administrators' determination as to the costs which are reimbursable by each of the Funds under Section 4. If this Agreement is not renewed or is terminated, or if the Computer Access Program is discontinued, for any reason, the Company shall have the option to assume lessee's rights and obligations under its leases for the micro-computer equipment and under any related maintenance, insurance or other agreements; and



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                   (8)  Monitoring the Company's arrangements with respect to services provided by certain institutional shareholders ("Service Organizations") under its Shareholder Services Plan, including monitoring and reviewing the services rendered by Service Organizations to their customers who beneficially own shares, pursuant to agreements between the Company and such Service Organizations ("Servicing Agreements"); reviewing the qualifications of Service Organizations wishing to enter into Servicing Agreements with the Company; assisting in the execution and delivery of Servicing Agreements; reporting to the Company's Board of Directors with respect to the amounts paid or payable by the Company from time to time under the Servicing Agreements and the nature of the services provided by Service Organizations; and maintaining appropriate records in connection with such duties.

              b. The Administrators shall prepare or review, and provide advice with respect to, all sales literature (advertisements, brochures and shareholder communications) for each of the Funds and any class or subclass thereof.

              c. The Administrators shall participate to the extent requested by the Company and its counsel in the periodic updating of the Company's Registration Statement; compile data and accumulate information for and coordinate with the Company's Treasurer the preparation of reports to shareholders of record and the Commission (e.g., Annual and Semi-Annual Reports on Form N-SAR), it being understood that the preparation and filing of timely Notices pursuant to Rule 24f-2 shall be performed by the Company's Treasurer with the assistance and advice of the Company's counsel; and file with the Commission and other federal and state agency, subject to the approval of the Company's Treasurer, reports and documents including, without limitation, Annual and Semi-Annual Reports on Form N-SAR and federal and state tax returns and required tax filings other than those required to be filed by the Company's custodian or transfer agent.

              d. For so long as the Company maintains an office in Wilmington, Delaware, the Administrators shall pay the Company on the first day of each month during such period an amount not to exceed $1,500 (or such lesser amount as is appropriate in the event that the combined annual expenses of the Company, Trust for Federal Securities, Municipal Fund for New York Investors, Inc., Municipal Fund for Temporary Investment, Portfolios for Diversified Investment, Temporary Investment Fund, Inc. and The PNC(R) Fund (collectively, herein called the "Companies") in maintaining their offices in Wilmington, Delaware total less than $18,000 divided by the number of Companies which have maintained an office in Wilmington, Delaware during the previous month).



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              e. The Administrators, after consultation with the distributor and counsel for the Company, shall determine the jurisdictions in which the Company's shares shall be registered or qualified for sale. The Administrators shall be responsible for maintaining the registration or qualification of shares for sale under the securities laws of any state and for preparing compliance filings pursuant to state securities laws with the advice of the Company's counsel. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Company or any Fund as a dealer or broker shall be made by the Company or Fund involved.

              f. Monitor, and assist in developing compliance procedures for each of the classes of the Company's Funds, which will include without limitation, procedures to monitor compliance with each Fund's investment objective, policies and limitations, tax matters, and applicable laws and regulations.

              g. The Administrators shall assist in monitoring of regulatory and legislative developments which may affect the Company; assist in counseling the Company with respect to regulatory examinations or investigations of the Company; and work with the Company's counsel in connection with regulatory matters or litigation.

              h. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrators agree that all records which they maintain for the Company are the property of the Company and further agree to surrender promptly to the Company any of such records upon the Company's request. The Administrators further agree to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under said Act.

              i. If the expenses borne by any Fund in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which the Fund's shares are registered or qualified for sale to the public, the Administrators jointly and severally agree to reimburse such Fund for a portion of any such excess expense in an amount equal to the portion that the administration fees otherwise payable by the Fund to the Administrators bear to the total amount of the investment advisory and administration fees otherwise payable by the Fund. The expense reimbursement obligation of the Administrators is limited to the amount of their fees hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, the Administrators shall reimburse such Fund for a portion of any such excess expenses in an amount equal to the proportion that the fees otherwise payable to the Administrators bear to the total amount of investment advisory and administration fees otherwise payable by the Fund regardless of the amount of fees paid to the Administrators during such fiscal



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year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

              j. In performing all of their services and duties as co-administrators, the Administrators will act in conformity with the Charter, By-Laws, Prospectuses and resolutions and other instructions of the Company's Board of Directors and will comply with the requirements of the 1940 Act and other applicable federal or state law.

         4. EXPENSES ASSUMED AS ADMINISTRATORS. The Administrators will bear all expenses incurred by them in performing their services and duties as co-administrators, except as otherwise expressly provided herein. Other expenses to be incurred in the operation of the Funds, including taxes, interest, brokerage fees and commissions, if any, salaries and fees of officers and directors who are not officers, directors, shareholders or employees of the Administrators, or the Company's investment adviser or distributor for the Funds, Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders of the Funds, costs of shareholders' reports and corporate meetings and any extraordinary expenses, will be borne by the Company, provided, however, that the Company will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the sale of shares of the Funds. Notwithstanding the above, the Company shall assume the Administrators' rights and liabilities and obligations, as lessee, under the leases for the micro-computer equipment referred to in Section 3(a)(7) from the date of the termination (or any expiration without renewal) of this Agreement, or the discontinuance of the Computer Access Program, until the conclusion of the first year of each lease.



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         5.   COMPENSATION. For the services provided and the expenses assumed as Administrators pursuant to Section 4 above, the Company will:

              a. (1) pay the Administrators jointly a fee at an annual rate of .20 of 1% of the Company's average daily net assets. Net asset value shall be computed at least once a day. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

              b. The Company will also reimburse the Administrators monthly for their reasonable out-of-pocket expenses incurred in leasing, installing, maintaining and monitoring the micro-computer equipment and administering the Computer Access Program pursuant to the provisions of Section 3(a)(7) above, provided that the Administrators will not be reimbursed for any costs: (i) which exceed the current budget for the Computer Access Program approved by the Company's Board of Directors; (ii) which directly or indirectly finance any activity primarily intended to result in the sale of shares; or (iii) which the Administrators have not reasonably determined are in the best interests of the Company and its shareholders.

              c. For the purpose of determining fees payable to the Administrators, the value of each Fund's net assets shall be computed as required by its Prospectuses, generally accepted accounting principles and resolutions of the Company's Board of Directors. The fee attributable to each Fund shall be the several (and not joint or joint and several) obligation of each such Fund.

              d. The Administrators will from time to time employ or associate with themselves such person or persons as they may believe to be fitted to assist them in the performance of this Agreement. Such person or persons may be officers and employees who are employed by both the Company and either of the Administrators. The compensation of such person or persons shall be paid by the Administrators, and no obligation shall be incurred on behalf of the Company in such respect.

         6. PROPRIETARY AND CONFIDENTIAL INFORMATION. The Administrators agree on behalf of themselves and their employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and its Funds and prior, present or potential shareholders, and



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not to use such records and information for any purpose other than performance of their responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Administrators may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

         7. LIMITATIONS OF LIABILITY. Neither Administrator shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of either of the Administrators, who may be or become an officer, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting on any business of the Company (other than services or business in connection with the Administrators' duties as co-administrator hereunder) to be rendering such services to or acting solely for the Company and not as an officer, director, employee or agent or one under the control or direction of the Administrators even though paid by either of them. The Administrators agree that their liability under this Agreement, as set forth herein, shall be joint and several.

         8. DURATION AND TERMINATION. This Agreement shall become effective upon its execution as of the date first written above and, unless sooner terminated as provided herein, shall continue until May 31, 1994. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Company's Board of Directors who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Company's Board of Directors or by vote of a "majority of the outstanding voting securities" of the Company; provided, however, that this Agreement may be terminated by the Company at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors or a vote of a "majority of the outstanding voting securities" of the Company, on 60-days written notice to the Administrators, or by the Administrators at any time, without the payment of any penalty, on 90-days, written notice to the Company. This Agreement will automatically and immediately terminate in the



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event of its assignment. (As used in this Agreement, the terms majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)

         9. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         10. NOTICES. Notices of any kind to be given to the Company hereunder by the Administrators shall be in writing and shall be duly given if mailed or delivered to the Company at Bellevue Park Corporate Center, Suite 152, 103 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Mr. Edward J. Roach, Treasurer, with a copy to Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia Pennsylvania 19107-3496, Attention: Morgan R. Jones, Secretary, or at such other address or to such individual as shall be so specified by the Company to the Administrators. Notices of any kind to be given to the Administrators hereunder by the Company shall be in writing and shall be duly given if mailed or delivered to MFD Group, Inc., 259 Radnor-Chester Road, Suite 135, Radnor, Pennsylvania 19087, Attention: Monroe L. Haegele and to Provident Financial Processing Corporation, Bellevue Park Corporate Center, 103 Bellevue Parkway, Wilmington, Delaware 19087, Attention: Vincent J. Ciavardini, or at such other address or to such other individual as shall be so specified by an Administrator to the Company.

         11. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         12. COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


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                                            MUNICIPAL FUND FOR CALIFORNIA
                                              INVESTORS, INC.


                                            By:/s/ G. Willing Pepper
                                               ---------------------------------


                                            PROVIDENT FINANCIAL PROCESSING
                                              CORPORATION


                                            By:/s/ Signature illegible
                                               ---------------------------------


                                            MFD GROUP, INC.


                                            By:
                                               ---------------------------------



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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                            MUNICIPAL FUND FOR CALIFORNIA
                                              INVESTORS, INC.


                                            By:
                                               ---------------------------------


                                            PROVIDENT FINANCIAL PROCESSING
                                              CORPORATION


                                            By:/s/ Signature illegible
                                               ---------------------------------


                                            MFD GROUP, INC.


                                            By:
                                               ---------------------------------



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                                   APPENDIX A
                                     to the
                            ADMINISTRATION AGREEMENT
                                     between
                  Municipal Fund for California Investors, Inc.
                                       and
                 Provident Financial Processing Corporation and

                                 MFD Group, Inc.

--------------------------------------------------------------------------------

California Money Fund (Class A Common Stock, Class A Common Stock - Special Series 1 and Class A Common Stock - Special Series 2)





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